Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Amendment No. 1 to the Registration Statement of Superior Well Services, Inc. on Form S-3 No. 333-152866 of our report dated March 10, 2008 related to the consolidated financial statements of Superior Well Services, Inc. as of December 31, 2007 and 2006 and for each of the three years in the period ended December 31, 2007 and the financial statement schedule listed in Item 15 (b) and the effectiveness of internal control over financial reporting of Superior Well Services, Inc., from the form 10-K filed on March 10, 2008.
We also consent to the reference to us under the heading “Experts” in such Prospectus
/s/ SCHNEIDER DOWNS & CO., INC.
Pittsburgh, Pennsylvania
September 2, 2008